PRESS RELEASE For immediate release

NVE Corporation Reports First Quarter Results

EDEN PRAIRIE, Minn.—July 21, 2010—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2010.

Total revenue for the first quarter of fiscal 2011 increased 6% to $7.24 million from $6.83 million in the prior-year quarter. The revenue increase was due to a 12% increase in product sales, partially offset by a 20% decrease in contract research and development revenue. Net income for the first quarter of fiscal 2011 increased 6% to $3.10 million, or $0.64 per diluted share, compared to $2.94 million, or $0.61 per diluted share, for the prior-year quarter.

“We are pleased to report strong product sales and earnings growth for the quarter,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks in continued growth in revenue and profits, risks related to our ability to renew agreements with large customers, uncertainties related to research and development contract funding, risks of losses on our marketable securities, and uncertainties related to economic environments, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 as updated in our Quarterly Report on Form 10-Q for the period ended June 30, 2010 and other reports filed with the SEC.

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                          NVE CORPORATION
                       STATEMENTS OF INCOME
         QUARTERS ENDED JUNE 30, 2010 AND 2009 (Unaudited)

                                           Quarter Ended June 30
                                             2010         2009
                                          ----------   ----------
 Revenue
   Product sales                          $6,193,876   $5,534,037
   Contract research and development       1,047,418    1,300,495
                                          ----------   ----------
 Total revenue                             7,241,294    6,834,532
 Cost of sales                             2,075,804    1,891,423
                                          ----------   ----------
 Gross profit                              5,165,490    4,943,109
 Expenses
   Selling, general, and administrative      628,386      635,723
   Research and development                  341,663      267,321
                                          ----------   ----------
 Total expenses                              970,049      903,044
                                          ----------   ----------
 Income from operations                    4,195,441    4,040,065
 Interest income                             475,730      370,025
                                          ----------   ----------
 Income before taxes                       4,671,171    4,410,090
 Provision for income taxes                1,570,074    1,471,158
                                          ----------   ----------
 Net income                               $3,101,097   $2,938,932
                                          ==========   ==========
 Net income per share - basic             $     0.66   $     0.63
                                          ==========   ==========
 Net income per share - diluted           $     0.64   $     0.61
                                          ==========   ==========
 Weighted average shares outstanding
   Basic                                   4,700,583    4,676,209
   Diluted                                 4,861,331    4,855,525

                          NVE CORPORATION
                           BALANCE SHEETS
                     JUNE 30 AND MARCH 31, 2010

                                            (Unaudited)
                                              June 30,      March 31,
                                                2010          2010
                                            -----------   -----------
 ASSETS
 Current assets
   Cash and cash equivalents                $ 1,654,293   $ 1,389,288
   Marketable securities, short term          1,836,026     1,566,666
   Accounts receivable, net of allowance
    for uncollectible accounts of $15,000     3,178,771     4,221,564
   Inventories                                1,848,177     1,706,427
   Prepaid expenses and other assets            848,649       781,294
                                            -----------   -----------
 Total current assets                         9,365,916     9,665,239
 Fixed assets
   Machinery and equipment                    5,679,090     5,617,136
   Leasehold improvements                       450,546       450,546
                                            -----------   -----------
                                              6,129,636     6,067,682
   Less accumulated depreciation              4,947,296     4,857,819
                                            -----------   -----------
 Net fixed assets                             1,182,340     1,209,863
 Marketable securities, long term            51,185,164    46,587,812
                                            -----------   -----------
 Total assets                               $61,733,420   $57,462,914
                                            ===========   ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities
   Accounts payable                         $   500,120   $   665,782
   Accrued payroll and other                    742,957       720,867
   Income taxes payable                       1,543,822            --
   Deferred taxes                                53,631       102,138
   Deferred revenue                                  --        20,833
                                            -----------   -----------
 Total current liabilities                    2,840,530     1,509,620

 Shareholders' equity
   Common stock                                  47,006        47,006
   Additional paid-in capital                20,169,924    20,169,924
   Accumulated other comprehensive income       968,225     1,129,726
   Retained earnings                         37,707,735    34,606,638
                                            -----------   -----------
 Total shareholders' equity                  58,892,890    55,953,294
                                            -----------   -----------
 Total liabilities and shareholders' equity $61,733,420   $57,462,914
                                            ===========   ===========